CERTIFICATE OF AMENDMENT TO THE

                         CERTIFICATE OF INCORPORATION OF

                             SAVIN ELECTRONICS LTD.

To:     The Secretary of State
        State of New Jersey

        Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executed the following Certificate of Amendment to its Certificate of
Incorporation:

          1. The name of the corporation is Savin Electronics Ltd.

          2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 13th day of March, 1996.

               RESOLVED, that Articles FIRST, SECOND, FOURTH and NINTH of the Certificate of Incorporation be amended to read as follows:

               FIRST:  The name of the corporation is Savin Electronics Inc.

               SECOND: The name and  address  of the   registered  agent in this
               state is The Corporation Trust Company, 820 Bear Tavern Road, West Trenton, New Jersey 08628.

               FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Fifteen Million (15,000,000). The Par value of each of such shares is $.0001. All such shares are of one class and are shares of common stock.

               NINTH: The shareholders shall not have any cumulative voting rights and any pre-emptive rights.

          4. The number of shares entitled to vote upon the amendment was 455,000.

          5. That in lieu of a meeting and vote of the shareholders and in accordance with the provisions of Section 14A:5-6, the amendment was adopted by the shareholders without a meeting pursuant to the written consents of the shareholders and the number of shares represented by such consents is 450,000 shares.

          6. The effective date of this Amendment to the Certificate of Incorporation shall be March 13, 1996 or as soon thereafter as possible.

        Dated this 13th day of March, 1996.

                                              SAVIN ELECTRONICS LTD.

                                              By:   /s/ Ron Fussman
                                                  -----------------
                                              Ron Fussman, President